Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007

US$2,710,000 Royal Bank of Canada Senior Global Medium-Term Notes, Series C Long-Short Notes due April 16, 2008 Linked to the Performance of a “Long-Short” Basket of ETFs

The Notes (the “Notes”) are long-short equity investment notes, non-principal-protected and linked to the performance of the Underlying Basket. The amount payable upon maturity or early redemption, as the case may be, of the Notes will be paid in cash. The payment you will receive at maturity or upon early redemption will depend on the final level of the Underlying Basket. You will only receive a payment at maturity in excess of your principal amount if the level of the Underlying Basket increases. If the level of the Underlying Basket decreases, you will lose some or a substantial portion of your principal amount. The Notes are designed for investors seeking exposure to a leveraged long position in the two (2) exchange-traded funds (“ETFs”) named below and a short position in the two (2) other ETFs named below. Each of these ETFs is described more fully in this pricing supplement.

Issuer:	Royal Bank of Canada (“Royal Bank”).
Interest rate (coupon):	We will not pay you interest on the Notes.
Underlying Basket:

The Underlying Basket is comprised of two portions, which we refer to as the Long Basket and the Short Basket. The Long Basket represents a long position in the Underlying ETFs in the Long Basket, and the Short Basket represents a short position in the Underlying ETFs in the Short Basket. As a result, all other things being equal, you will receive a positive return on your Notes if the levels of the Underlying ETFs in the Long Basket increase and if the levels of the Underlying ETFs in the Short Basket decrease. The Long Basket’s performance has a greater, or leveraged, effect on your return. In the calculation of the Basket Change, which directly affects your Payment at Maturity or upon Early Redemption, changes in the Long Basket are given a greater weighting than changes in the Short Basket.

Consequently, any increases in the level of the Long Basket or decreases in the level of the Short Basket will cause an increase in the level of the Underlying Basket and could result in a positive Basket Change (see below). Any decreases in the level of the Long Basket or increases in the level of the Short Basket could cause a decrease in the level of the Underlying Basket and could result in a negative Basket Change. The Underlying Basket does not take into account the dividends paid or other distributions on any of the securities included in any Underlying ETF (the “Index Constituent Securities”).

Long Basket:
	Underlying ETF	Ticker	Basket Weighting
	iShares® Russell 1000 Growth Index Fund	IWF	75%
	iShares® DJ Select Dividend Index Fund	DVY	75%

Short Basket:
	Underlying ETF	Ticker	Weighting
	iShares® MSCI EMU Index Fund	EZU	25%
	iShares® Russell 2000 Value Index Fund	IWN	25%

Payment at Maturity or Upon Early Redemption:

At maturity or upon Early Redemption, you will receive an amount equal to:

Principal Amount × (1 + Basket Change)

For purposes of determining the Payment at Maturity, the Basket Change will be calculated on the Valuation Date. For purposes of determining the Payment Upon Early Redemption, the Basket Change will be calculated on the Early Valuation Date.

Basket Change:	On any trading day during the term of the Notes (an “Inquiry Date”), the Basket Change will be equal to the Long Basket Change minus the Short Basket Change. Changes in the Long Basket have a weighting that is three times the weighting of the changes in the Short Basket.

Long Basket Change:

On any date, the Long Basket Change is equal to the weighted returns of the Underlying ETFs in that basket. The Long Basket Change is calculated using the following formula:

Where IWFI and DVYI are the closing levels of the IWF and DVY, respectively, on the Pricing Date; and IWFF and DVYF are the closing levels of the IWF and DVY, respectively, on the Inquiry Date.

Short Basket Change:

On any date, the Short Basket Change is equal to the weighted returns of the Underlying ETFs in that basket. The Short Basket Change is calculated using the following formula:

Where EZUI and IWNI are the closing levels of the EZU and IWN, respectively, on the Pricing Date; and EZUF and IWNF are the closing levels of the EZU and IWN, respectively, on the Inquiry Date.

Early Redemption:	If, on any date during the term of the Notes (other than the Valuation Date), the Basket Change is less than or equal to –50% (negative 50%) (a “Redemption Trigger Date”), then the Notes will be automatically redeemed by Royal Bank on the fourth (4th) business day following that day (the “Early Redemption Date”). For purposes of determining the Payment Upon Early Redemption, the Basket Change will be calculated on the first (1st) trading date following the Redemption Trigger Date (the “Early Valuation Date”).

Pricing Date:	April 4, 2007
Closing Levels on Pricing Date:	IWF - 56.53 DVY - 72.28 EZU - 110.54 IWN - 81.85
Issuance Date:	April 10, 2007
Valuation Date:	April 11, 2008

Maturity Date:	April 16, 2008
Minimum Investment:	$1,000, and $1,000 increments in excess thereof, although RBC reserves the right to increase this amount for certain investors.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The Notes will not be listed on any securities exchange or quotation system.
Calculation Agent:	The Bank of New York.
The Notes are part of a series of senior debt securities of Royal Bank entitled “Senior Global Medium-Term Notes, Series C”. The Notes will have the CUSIP No. 78008EDW4.

Your investment in the Notes involves certain risks. See “Additional Risk Factors Specific to Your Notes” beginning on page P-5 of this pricing supplement to read about investment risks relating to the long-short notes. The principal of the Notes is not protected and you could lose some or a substantial amount of your investment.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Royal Bank
Per Note	102.50%	2.00%	100.50%
Total	$2,777,750	$54,200	$2,723,550

Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Royal Bank. The Notes, linked to the performance of the iShares® Russell 1000 Growth Index Fund, iShares® DJ Select Dividend Index Fund, iShares® MSCI EMU Index Fund and iShares® Russell 2000 Value Index Fund are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

RBC Capital Markets Corporation

Pricing Supplement dated April 4, 2007

In this pricing supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement (the “accompanying prospectus supplement”), dated February 28, 2007, of Royal Bank.

The Notes Are Part of a Series

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series C,” that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended and supplemented from time to time (the “indenture”). The Notes are “indexed notes,” as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

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TABLE OF CONTENTS

Pricing Supplement

Summary	P-1
Additional Risk Factors Specific to Your Notes	P-5
The Underlying ETFs	P-11
Specific Terms of the Notes	P-22
Use of Proceeds And Hedging	P-28
Supplemental Discussion of Canadian Tax Consequences	P-29
Supplemental Discussion of Federal Income Tax Consequences	P-30
Employee Retirement Income Security Act	P-32
Supplemental Plan of Distribution	P-33

Prospectus Supplement

About This Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-4
Description of the Notes We May Offer	S-5
Certain Income Tax Consequences	S-24
Supplemental Plan of Distribution	S-25
Documents Filed As Part of the Registration Statement	S-30

Prospectus

Documents Incorporated by Reference	2
Where You Can Find More Information	3
Further Information	3
About This Prospectus	4
Presentation of Financial Information	5
Caution Regarding Forward-Looking Information	5
Royal Bank of Canada	6
Risk Factors	6
Use of Proceeds	6
Consolidated Ratios of Earnings to Fixed Charges	7
Consolidated Capitalization and Indebtedness	8
Description of Debt Securities	9
Tax Consequences	26
Plan of Distribution.	38
Benefit Plan Investor Considerations	40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	41
Validity of Securities	41
Experts	41
Supplemental Financial Statement Schedule	42
Other Expenses of Issuance and Distribution	45

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SUMMARY

THE NOTES ARE MEDIUM-TERM NOTES ISSUED BY ROYAL BANK OFFERING A RETURN LINKED TO THE APPRECIATION, IF ANY, OF THE LONG BASKET AND THE DEPRECIATION, IF ANY, OF THE SHORT BASKET OVER THE TERM TO MATURITY. THE FOLLOWING IS A SUMMARY OF THE TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF RISKS AND OTHER CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT WHEN DECIDING WHETHER TO INVEST IN THE NOTES. THE NOTES MAY BE OFFERED TO CERTAIN INVESTORS OUTSIDE THE UNITED STATES IN ACCORDANCE WITH APPLICABLE LOCAL LAW. WE URGE NON-U.S. INVESTORS TO READ “RISK FACTORS—NON-U.S. INVESTORS MAY BE SUBJECT TO CERTAIN ADDITIONAL RISKS” IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THE INFORMATION IN THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ACCOMPANYING PROSPECTUS SUPPLEMENT.

Principal Terms

Interest rate (coupon):	We will not pay you interest on the Notes.
Underlying Basket:

The Underlying Basket is comprised of the Long Basket and the Short Basket. The Long Basket represents a long position in the Underlying ETFs in the Long Basket, and the Short Basket represents a short position in the Underlying ETFs in the Short Basket. As a result, all other things being equal, you will receive a positive return on your Notes if the levels of the Underlying ETFs in the Long Basket increase and if the levels of the Underlying ETFs in the Short Basket decrease. The Long Basket’s performance has a greater, or leveraged, effect on your return. In the calculation of the Basket Change, which directly affects your Payment at Maturity or upon Early Redemption, changes in the Long Basket are given a greater weighting than changes in the Short Basket.

Consequently, any increases in the level of the Long Basket or decreases in the level of the Short Basket will cause an increase in the level of the Underlying Basket and could result in a positive Basket Change (see below). Any decreases in the level of the Long Basket or increases in the level of the Short Basket will cause a decrease in the level of the Underlying Basket and could result in a negative Basket Change. The Underlying Basket does not take into account the dividends paid or other distributions on any of the securities included in any Underlying ETF (the “Index Constituent Securities”).

Long Basket:
	Underlying ETF	Ticker	Weighting
	iShares® Russell 1000 Growth Index Fund	IWF	75%
	iShares® DJ Select Dividend Index Fund	DVY	75%
Short Basket:
	Underlying ETF	Ticker	Weighting
	iShares® MSCI EMU Index Fund	EZU	25%
	iShares® Russell 2000 Value Index Fund	IWN	25%
Payment at Maturity or Upon Early Redemption:

At maturity or upon Early Redemption, you will receive an amount equal to:

Principal Amount × (1 + Basket Change)

For purposes of determining the Payment at Maturity, the Basket Change will be calculated on the Valuation Date. For purposes of determining the Payment Upon Early Redemption, the Basket Change will be calculated on the Early Valuation Date.

Basket Change:	On any trading day during the term of the Notes (an “Inquiry Date”), the Basket Change will be equal to the Long Basket Change minus the Short Basket Change. Changes in the Long Basket have a weighting that is three times the weighting of the changes in the Short Basket.

Long Basket Change:

On any date, the Long Basket Change is equal to the weighted returns of the Underlying ETFs in that basket. The Long Basket Change is calculated using the following formula:

Where IWFI and DVYI are the closing levels of the IWF and DVY, respectively, on the Pricing Date; and IWFF and DVYF are the closing levels of the IWF and DVY, respectively, on the Inquiry Date.

Short Basket Change:

On any date, the Short Basket Change is equal to the weighted returns of the Underlying ETFs in that basket. The Short Basket Change is calculated using the following formula:

Where EZUI and IWNI are the closing levels of the EZU and IWN, respectively, on the Pricing Date; and EZUF and IWNF are the closing levels of the EZU and IWN, respectively, on the Inquiry Date.

Early Redemption:	If, on any date during the term of the Notes (other than the Valuation Date), the Basket Change is less than or equal to –50% (negative 50%) (a “Redemption Trigger Date”), then the Notes will be automatically redeemed by Royal Bank on the fourth (4th) business day following that day (“Early Redemption Date”). For purposes of determining the Payment Upon Early Redemption, the Basket Change will be calculated on the first (1st) trading date following the Redemption Trigger Date (“Early Valuation Date”).

Pricing Date:	April 4, 2007
Issuance Date:	April 10, 2007
Valuation Date:	April 11, 2008
Maturity Date:	April 16, 2008

Selected Purchase Considerations:

•

Exposure to Underlying Basket Declines — The Notes are designed for investors who believe that the Long Basket will appreciate over the term of the Notes and the Short Basket will depreciate over the term of the Notes. You will receive a positive return on your Notes only if the Underlying Basket increases over the term of your Notes, resulting in a positive Basket Change. You will receive any such gains at the Maturity Date, unless the Notes have been previously redeemed by Royal Bank.

•	Principal at Risk — You could lose some or a substantial portion of your investment if there has been a decline in the Underlying Basket, resulting in a negative Basket Change.

Selected Risk Considerations:

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in the accompanying prospectus supplement and in the prospectus.

•

You May Lose Some or a Substantial Portion of Your Principal Amount — The market value of the Notes may fluctuate between the date you purchase them and the Valuation Date or the Early Valuation Date, as the case may be. If you sell your Notes in the secondary market prior to the Maturity Date or the Early Redemption Date, as the case may be, you may have to sell them at a loss. Furthermore, if the Underlying Basket has depreciated between the Pricing Date for your Notes and the Valuation Date or the Early Valuation Date, as the case may be, you will lose some or a substantial portion of your principal amount.

•

No Interest or Dividend Payments — You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the Index Constituent Securities.

•

There May Be Little or No Secondary Market for the Notes — The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity or early redemption, as the case may be, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity or early redemption.

The Notes May Be a Suitable Investment For You If:

•	You are willing to accept the risk of fluctuations in the Index Constituent Securities.
•

You believe the level of the Long Basket, on a weighted average, will increase during the term of the Notes and the level of the Short Basket, on a weighted average, will decrease during the term of the Notes (and therefore you will receive a positive return on your investment).

•	You are willing to hold the Notes to maturity or early redemption.
•	You do not seek current income from this investment.

The Notes May Not Be a Suitable Investment For You If:

•

You believe the level of the Long Basket, on a weighted average, will decrease during the term of the Notes and the level of the Short Basket, on a weighted average, will increase during the term of the Notes (and therefore you will receive a negative return on your investment).

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.
•	You are unable or unwilling to hold the Notes to maturity or early redemption.
•	You seek current income from your investment.
•	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page P-30.

It is reasonable to treat the Notes as pre-paid cash-settled derivative contracts linked to the performance of the Underlying Basket and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. However, alternative characterizations are possible.

There is no authority that specifically addresses the tax treatment of the Notes, therefore it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences—Alternative Treatments” on page P-31.

For a discussion of the Canadian federal income tax consequences of your investment in the notes, see “Supplemental Discussion of Canadian Tax Consequences” on page P-29.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated February 28, 2007. Your Notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in your Notes is not equivalent to investing directly in the Underlying ETFs to which your Notes are indexed. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

The Notes Do Not Pay Interest and Your Investment May Result in a Loss

The Notes do not pay interest and we will not repay you a fixed amount of principal on the Notes on the Maturity Date or the Early Redemption Date, as the case may be. The Payment at Maturity or Upon Early Redemption will depend on the change in the level of the Underlying Basket. Because the level of the Underlying Basket is subject to market fluctuations, the Payment at Maturity may be more or less than the principal amount. If the Basket Change is less than zero, the Payment at Maturity will be less, and possibly significantly less, than the principal amount.

In addition, if on any date during the term of the Notes the Basket Change is less than or equal to –50%, the Notes will be redeemed early by us and you will receive, for each Note then owned by you, a cash amount, based on the percentage decrease in the level of the Underlying Basket calculated as described herein. This amount will be significantly less than the principal amount.

Changes in the Value of the Underlying ETFs May Offset Each Other

The Notes are linked to weighted baskets, one of which is composed of leveraged long positions in two (2) Underlying ETFs and the other of which is composed of short positions in the remaining two (2) Underlying ETFs. Price movements in the Underlying ETFs may not correlate with each other. At a time when the value of one or more of the Underlying ETFs decreases, the value of the other Underlying ETFs may not decrease as much or may increase in value. Therefore, in calculating the Basket Change, increases or decreases in the level of one or more of the Underlying ETFs may be moderated, or more than offset, by lesser increases or declines in the level of the other Underlying ETFs – either by movements in the opposite direction by an Underlying ETF in the same basket (long or short) or by movements in the same direction by an Underlying ETF in the other basket (long or short). There can be no assurance that the Underlying Basket will appreciate, thus making the Basket Change greater than zero. You may lose some or a substantial amount of your investment in the Notes if the Underlying Basket decreases in value, thus making the Basket Change less than zero.

Changes in the Value of the Underlying ETFs Do Not Accurately Reflect the Indices They Track

The Notes are linked to the Underlying ETFs. Although ETFs are designed to track specific indices, the value of an ETF does not always track the value of the related indices. Typically, index levels are established at the close of each day, while ETFs are actively traded throughout the day and may be affected by intra-day views on where index levels will close. In particularly volatile markets, like those experienced earlier in March 2007, discrepancies between index levels and related ETF prices may be significant and may last for a period of time. Therefore, in particularly volatile markets, the value of the Notes may be less than the value of a note linked directly to the indices underlying the Underlying ETFs.

The Long and Short Positions of the Underlying ETFs Will Have a Substantial Effect on the Level of the Underlying Basket, and In Turn, the Value of the Notes

The Underlying Basket will reflect a leveraged long position in the Long Basket and a short position in the Short Basket. The leveraged long position offers the potential for significant increases in the level of the Underlying Basket due to increases in the value of the Underlying ETFs in the Long Basket, but also entails a high degree of risk, including the risk of substantial decreases in the level of the Underlying Basket if there is a decrease in the value of the Underlying ETFs in the Long Basket. In addition, as a result of the short position, any increase in the value of the Underlying ETFs in the Short Basket will adversely affect the level of the Underlying Basket, and may offset any gains in the level of the Underlying Basket related to increases in the value of the Underlying ETFs in the Long Basket.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the NASDAQ Global Market or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

If you sell your Notes before maturity or early redemption, as the case may be, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Notes have not been designated for trading in the PORTAL system for the National Association of Securities Dealers, Inc.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

•	the closing levels of the Underlying ETFs;
•	the composition of the Underlying ETFs and changes in the Index Constituent Securities;
•	the market price of the Index Constituent Securities;
•	interest and yield rates in the markets in which the Underlying ETFs are located;
•

the dividend rate paid on the Index Constituent Securities (while not paid to holders of the Notes, dividend payments on the Index Constituent Securities may influence the value of the Index Constituent Securities and the closing level of the related Underlying ETF, and therefore affect the market value of the Notes);

•	supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker; and
•

economic, financial, regulatory, political, military, judicial and other events that affect stock markets generally and the market segment of which the Index Constituent Securities are a part, and which may affect the market price of the Index Constituent Securities and the Underlying ETF.

You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may increase or decrease such that you may not receive any return of your investment or may experience a loss. If the Basket Change is less than zero, you will lose some or a substantial amount of your investment at the Maturity Date or upon Early Redemption. In addition, your Notes will be affected by our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

An Early Redemption event will result in a loss of principal

The performance of the Long Basket relative to the Short Basket will likely fluctuate during the term of the securities. However, if the Basket Change at the close of any trading day is equal to or below –50% (negative 50%), an Early Redemption event will occur and your securities will be automatically redeemed on the Early Redemption Date using the Basket Change calculated as of the Early Valuation Date. Because one full trading day will elapse between the occurrence of the Early Redemption event and the determination of the Payment Upon Early Redemption, the loss that you experience may be greater than the Basket Change that triggered the Early Redemption event. If an Early Redemption event occurs, each of your securities will be automatically redeemed for an amount of cash that could be substantially less than the principal amount per security, and could be zero.

Your Return Will Not Reflect the Return of Owning the Index Constituent Securities

The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Securities represented by the leveraged long position in the Long Basket and sold short the Index Constituent Securities represented by the short position in the Short Basket. The leveraged long position in the Long Basket will not reflect dividends paid on those Index Constituent Securities because the level of the Underlying Basket is calculated by reference to the prices of those Index Constituent Securities without taking into consideration the value of dividends paid on those Index Constituent Securities. The trading value of the Notes and final return on the Notes may also differ from the results of the Underlying Basket for the reasons discussed above under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors”.

Changes That Affect the Underlying ETFs Will Affect the Market Value of the Notes and the Amount You Will Receive at the Maturity Date or the Early Redemption Date, as the Case May Be

A third party, Barclays Global Fund Advisors (“BGFA”), serves as the investment advisor to each Underlying ETF. The policies of BGFA and concerning the calculation of the Underlying ETFs, additions, deletions or substitutions of the Index Constituent Securities and the manner in which changes affecting the Index Constituent Securities or the issuers of the Index Constituent Securities, such as stock dividends, reorganizations or mergers, are reflected in the related Underlying ETF, could affect the Underlying ETFs and, therefore, could affect the amount payable on the Notes at the Maturity Date or the Early Redemption Date, as the case may be, and the market value of the Notes prior to the Maturity Date or the Early Redemption Date. The amount payable on the Notes and their market value could also be affected if BGFA changes these policies, for example by changing the manner in which it calculates an Underlying ETF, or if BGFA discontinues or suspends calculation or publication of an Underlying ETF, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the closing level of an Underlying ETF is not available because of a market disruption event or for any other reason and no successor ETF is selected, the calculation agent—which initially will be The Bank of New York—may determine the closing level of the related Underlying ETF or fair market value of the Notes—and thus the Basket Change and the amount payable at the Maturity Date or the Early Redemption Date—in a manner it considers appropriate, in its sole discretion.

Royal Bank and its Affiliates Have No Affiliation with BGFA or iShares® and Are Not Responsible for their Public Disclosure of Information.

Royal Bank and its affiliates are not affiliated with BGFA or iShares® in any way (except for potential licensing arrangements discussed below in “The Underlying ETFs”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Underlying ETFs. If BGFA discontinues or suspends the calculation of an Underlying ETF, it may become difficult to determine the market value of the Notes or the amount payable at the Maturity Date or the Early Redemption Date, as the case may be. The calculation agent may designate a successor ETF selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor ETF comparable to the relevant Underlying ETF exists, the amount you receive at the Maturity Date will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Notes—Consequences of Market Disruption Events” and “—Discontinuation of or Adjustments to an Underlying ETF; Alteration of Method of Calculation.” BGFA or iShares® is not involved in the offer of the Notes in any way and they have no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

We have derived the information about BGFA, iShares® and the Underlying ETFs in this pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Underlying ETFs, iShares® or BGFA contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Underlying ETFs, iShares® and BGFA.

We Are Not Affiliated With Any Company Included in the Underlying ETFs. You Will Have No Shareholder Rights in Issuers of Index Constituent Securities.

We are not affiliated with any of the companies whose securities are represented in the Underlying ETFs. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the Index Constituent Securities or your Notes. None of the money you pay us will go to any of the companies included in the Underlying ETFs and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Constituent Securities would have.

Historical Performance of the Underlying ETFs Should Not Be Taken as an Indication of the Future Performance of the Underlying ETFs During the Term of the Notes.

The trading prices of the Index Constituent Securities will determine the closing level of each Underlying ETF. As a result, it is impossible to predict whether, or the extent to which, the level of each Underlying ETF or all of the Underlying ETFs will rise or fall. Trading prices of the Index Constituent Securities will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Securities and the level of the related Underlying ETF. Accordingly, the historical performance of each Underlying ETF should not be taken as an indication of the future performance of that Underlying ETF.

Trading and Other Transactions by Royal Bank or its Affiliates in the Index Constituent Securities, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Index Constituent Securities or the Underlying ETFs May Impair the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Index Constituent Securities, futures or options on the Index Constituent Securities or the Underlying ETFs, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Securities or the Underlying ETFs, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Securities, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Underlying ETFs or the Index Constituent Securities at any time. Although they are not expected to, any of these hedging activities may decrease the market price of Index Constituent Securities that comprise the Long Basket and/or the level of the Long Basket or increase the market price of Index Constituent Securities that comprise the Short Basket and/or the level of the Short Basket, and, therefore, may decrease the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Securities and other investments relating to the Index Constituent Securities or the Underlying ETFs on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could decrease the market price of Index Constituent Securities that comprise the Long Basket and/or the level of the Long Basket or increase the market price of Index Constituent Securities that comprise the Short Basket and/or the level of the Short Basket, and, therefore, may decrease the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Securities or the Underlying ETFs. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, Royal Bank and its affiliates expect to engage in trading activities related to the Underlying ETFs and the Index Constituent Securities that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests Royal Bank and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Underlying ETFs, could be adverse to the interests of the holders of the Notes.

Royal Bank and its affiliates may also, at present or in the future, engage in business with the issuers of the Index Constituent Securities, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Royal Bank or another affiliate of Royal Bank and the interests of holders of the Notes. Moreover, Royal Bank subsidiaries, including RBC Capital Markets Corporation and RBC Dain Rauscher Inc., have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index Constituent Securities. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Royal Bank, RBC Capital Markets Corporation or other affiliates may affect the market price of the Index Constituent Securities and/or the level of the Underlying ETFs and, therefore, the market value of the Notes.

Royal Bank or any of its affiliates may presently or from time to time engage in business with BGFA or iShares® without regard to your interest, including extending loans to, or making equity investments in, BGFA or iShares® or providing advisory services to BGFA or iShares®, including merger and acquisition advisory services. In the course of that business, Royal Bank or any of its affiliates may acquire non-public information about BGFA or iShares®. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, Royal Bank or its affiliates from time to time have published or in the future may publish research reports with respect to BGFA or iShares®. Any prospective purchaser of the Notes should undertake an independent investigation of BGFA and iShares® as in its judgment is appropriate to make an informed decision regarding an investment in the Notes.

The Calculation Agent Can Postpone the Calculation of the Basket Change on the Valuation Date or the Early Valuation Date, as the Case May Be, if a Market Disruption Event Occurs on the Valuation Date or the Early Valuation Date.

The determination of the Basket Change on the Valuation Date or the Early Valuation Date, as the case may be, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Valuation Date or the Early Valuation Date. If such a postponement occurs, the calculation agent will use the Basket Change on the first (1st) business day on which no market disruption event occurs or is continuing. In no event, however, will the Valuation Date or Early Valuation Date be postponed by more than five (5) business days. As a result, the Maturity Date or the Early Redemption Date, as the case may be, for the Notes could also be postponed, although not by more than five (5) business days.

If the determination of the Basket Change on the Valuation Date or Early Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the appropriate Basket Change will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Change that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Notes—Consequences of Market Disruption Events” beginning on page P-24.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, decide the amount of your Payment at Maturity or Payment Upon Early Redemption. We may change the calculation agent after the Issuance Date without notice to you. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes—Role of Calculation Agent” on page P-27. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting any Underlying ETF has occurred. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the Payment at Maturity or Payment Upon Early Redemption, as the case may be, the calculation agent may have a conflict of interest if it needs to make any such decision.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled “Supplemental Discussion of Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

THE UNDERLYING ETFS

We Have Obtained the Information About Each Underlying ETF, iShares® and BGFA from iShares’® Publicly Available Sources

This pricing supplement relates only to your Notes and does not relate to the Underlying ETFs, iShares®, BGFA or any Index Constituent Securities. We have derived all information about the Underlying ETFs, iShares® and BGFA in this pricing supplement from the publicly available documents made public by iShares®. iShares® and BGFA are not involved with this offering in any way. Consequently, we have no ability to control the actions of iShares® and BGFA, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at the Maturity Date or the Early Redemption Date, as the case may be. iShares® and BGFA have no obligation to consider your interest as an investor in the Notes in taking any corporate or other actions that might affect them. We have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them. Each Note is an unsecured debt obligation of Royal Bank only and is not an obligation of iShares® or BGFA. None of the money you pay for your Notes will go to iShares® or BGFA (except for under possible licensing arrangements discussed below). iShares® and BGFA may take actions that could adversely affect the market value of the Notes.

The copyright and all rights to the Russell 1000 Growth Index Fund, the DJ Select Dividend Index Fund, the MSCI EMU Index Fund and the Russell 2000 Value Index Fund belong to the issuer, iShares Trust, which has no obligation to continue to list these funds and may de-list them. The copyright and all rights to the Russell 1000 Growth Index belong to Frank Russell Company, the copyright and all rights to the DJ Select Dividend Index belong to Dow Jones & Company, and the copyright and all rights to the MSCI EMU Index belong to Morgan Stanley Capital International Inc. (“MSCI”, and together with Frank Russell Company and Dow Jones & Company, the “Index Sponsors”). The Index Sponsors have no obligation to continue to publish, and may discontinue publication of, their respective indices. The information provided herein with respect to the iShares® Trust, the iShares® Russell 1000 Growth Index Fund, the Russell 1000 Growth Index, the iShares® DJ Select Dividend Index Fund, the DJ Select Dividend Index, the iShares® MSCI EMU Index Fund, the MSCI EMU Index, the iShares® Russell 2000 Value Index Fund and the Russell 2000 Value Index reflects the policies of, and is subject to change by, the iShares® Trust and the Index Sponsors. We do not assume any responsibility for the accuracy or completeness of such information.

We will not participate in the preparation of any of those documents or make any “due diligence” investigation or inquiry with respect to iShares® or BGFA in connection with the offering of your Notes. We will not make any representation that any publicly available document or any other publicly available information about iShares® or BGFA is accurate or complete. Furthermore, we will not know whether all events occurring before the date of this pricing supplement—including events that would affect the accuracy or completeness of the publicly available documents referred to above, the closing levels of the relevant Underlying ETF and, therefore, the cash delivery amount—have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning iShares® or BGFA could affect the value you will receive at the Maturity Date or the Early Redemption Date, as the case may be, and, therefore, the market value of your Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying ETFs.

We or any of our affiliates may presently or from time to time engage in business with iShares® or BGFA without regard to your interest, including extending loans to, or making equity investments in, iShares® or BGFA or providing advisory services to iShares® or BGFA, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about iShares® or BGFA. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published or in the future may publish research reports with respect to iShares® or BGFA. Any prospective purchaser of the Notes should undertake an independent investigation of iShares® and BGFA as in its judgment is appropriate to make an informed decision regarding an investment in the Notes.

Information About iShares® Generally

The iShares® Trust is a registered investment company that comprises over 80 separate investment portfolios (the “iShares® Funds”). BGFA is the investment adviser to each iShares® Fund. The shares of each iShares® Fund are listed and traded at market prices on national securities exchanges, such as the New York Stock Exchange.

Each iShares® Fund is an “index fund” that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of a particular index (the fund’s “Underlying Index”). An index is a group of securities that an index provider selects as representative of a market, market segment or industry sector. The index provider determines the relative weighting of the securities in an index and calculates and publishes information regarding the value of the index. BGFA is not affiliated with Frank Russell Company, Dow Jones & Company or MSCI.

Many investment companies are “active” investors that seek to outperform the indices they track. By contrast, BGFA seeks to use a “passive” or indexing approach to try to achieve the investment objective of each iShares® Fund. As passive investors, each of the iShares® Funds invests at least 90% of its assets in the securities of its Underlying Index or in depositary receipts representing securities in the Underlying Index. The remainder of the fund’s assets may be (but need not be) invested in securities that are not included in the Underlying Index, but that BGFA believes will help the iShares® Fund track the Underlying Index (for example, to account for corporate actions such as mergers, and other changes to the Underlying Index). Such other securities may include futures contracts, options on futures contracts, options and swaps relating to the Underlying Index, as well as cash and cash equivalents.

Representative Sampling Methodology

In order to track the performance of an index, a fund could invest in substantially all of the securities represented by that index, which is called “replicating.” The iShares® Funds, however, utilize a “representative sampling” strategy, meaning that they invest in securities that, in the aggregate, have characteristics similar to those of the relevant Underlying Index, but are not identical to the securities of the Underlying Index. BGFA generally expects that over time, the performance of an iShares® Fund and of its Underlying Index will be at least 95% correlated (excluding fees and expenses).

Industry Concentration

An iShares® Fund will not hold 25% or more of its total assets in a particular industry or group of industries, except to the extent that its Underlying Index is so concentrated. Securities of the U.S. government (and its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their subdivisions do not count toward this limitation.

Historical Closing Level Information

We provide historical closing level information on the Underlying ETFs below in this pricing supplement. You should not take any such historical closing levels of the Underlying ETFs as an indication of the future performance. Royal Bank cannot make any assurance that the future performance of the Underlying ETFs will result in holders of the Notes receiving a positive return on their investment. The Basket Change, as of any Inquiry Date, will be calculated by reference to the closing level of the Underlying ETFs on the Pricing Date.

The Long Basket:

iShares® Russell 1000 Growth Index Fund

The iShares® Russell 1000 Growth Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization growth sector of the U.S. equity market, as represented by the Russell 1000 Growth Index. The Russell 1000 Growth Index represents approximately 49% of the total market capitalization of the Russell 1000 Index.

The Russell 1000 Growth Index measures the large-capitalization growth sector of the U.S. equity market. It is a subset of the Russell 1000 Index. The Russell 1000 Growth Index is capitalization-weighted and consists of those companies, or portion of a company, with higher price-to-book ratios and higher forecast growth within the Russell 1000 Index. Component companies are adjusted for available float and must meet objective criteria for inclusion to the Russell 1000 Growth Index.

The Russell 1000 Growth Index is reconstituted annually.

Composition and Historical Performance of the iShares® Russell 1000 Growth Index Fund

As of December 31, 2006, the top ten industry sectors in which the iShares® Russell 1000 Growth Index Fund had invested, and its top ten security holdings by company, were as follows:

iShares® Russell 1000 Growth Index Fund

	Sector Breakdown as of 12/31/2006			Top 10 Holdings as of 12/31/2006
1	Technology	21.43%	1	Microsoft Corp	3.72%
2	Consumer Discretionary	18.82%	2	General Electric Co	2.64%
3	Health Care	17.32%	3	Johnson & Johnson	2.43%
4	Financial Services	10.39%	4	Cisco Systems, Inc	2.34%
5	Consumer Staples	7.33%	5	International Business Machines Corp	1.92%
6	Producer Durables	7.00%	6	Intel Corp	1.65%
7	Other	4.26%	7	Wal-Mart Stores, Inc	1.59%
8	Materials & Processing	3.67%	8	PepsiCo, Inc	1.45%
9	Other Energy	3.50%	9	Google, Inc-Class A	1.35%
10	Auto & Transportation	3.15%	10	Altria Group, Inc	1.14%
				Holdings are subject to change.

Since its inception, the iShares® Russell 1000 Growth Index Fund has experienced significant fluctuations in value. Any historical upward or downward trend in the value of the iShares® Russell 1000 Growth Index Fund during any period shown below is not an indication that the value of the iShares® Russell 1000 Growth Index Fund is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the iShares® Russell 1000 Growth Index Fund do not give any indication of the future performance of the iShares® Russell 1000 Growth Index Fund. Royal Bank cannot make any assurance that the future performance of the iShares® Russell 1000 Growth Index Fund or its Index Constituent Securities will result in holders of the Notes receiving a positive return on their investment. The closing level of the iShares® Russell 1000 Growth Index Fund as of April 4, 2007 was 56.53.

The graph under “—Historical Information” below sets forth the historical performance of the iShares® Russell 1000 Growth Index Fund from May 26, 2000 through April 4, 2007. The level of the iShares® Russell 1000 Growth Index Fund is influenced by, among other things, the expenses of the iShares® Russell 1000 Growth Index Fund, which are not reflected in the Russell 1000 Growth Index. The iShares® Russell 1000 Growth Index Fund’s expense ratio as at the fiscal year ended December 31, 2006 was 0.20%. The historical performance of the iShares® Russell 1000 Growth Index Fund is not an indication of the future performance of the ETF.

License Agreement

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Royal Bank. The Notes, linked to the performance of the iShares® Russell 1000 Growth Index Fund are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

iShares® DJ Select Dividend Index Fund

The iShares® DJ Select Dividend Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the DJ Select Dividend Index. The iShares® DJ Select Dividend Index Fund’s investment objective may be changed without shareholder approval.

The DJ Select Dividend Index measures the performance of a group of equity securities issued by companies that have consistently provided relatively high dividend yields. The DJ Select Dividend Index comprises one hundred of the highest dividend-yielding securities (excluding REITs) in the Dow Jones U.S. Total Market Index, which is a broad-based index that seeks to represent the total market for U.S. equity securities.

Securities included in the DJ Select Dividend Index must have (i) a flat to positive dividend-per-share growth rate for each of the last five years; (ii) an average five-year dividend payout ratio of 60% or less; and (iii) a minimum three-month average trading volume of 200,000 shares a day. “Dividend payout ratio” reflects the percentage of a company’s earnings paid out as dividends. A company with a lower dividend payout ratio has more earnings to support dividends, and adjustments or changes in the level of earnings are therefore less likely to significantly affect the level of dividends paid. Positive dividend growth rate is intended as a measure of dividend consistency, since it provides some indication of a company’s ability to continue to pay dividends.

A significant percentage of constituents included in the DJ Select Dividend Index may comprise securities of companies concentrated in a single industry or sector. To the extent the DJ Select Dividend Index is concentrated in a particular industry or sector, the iShares® DJ Select Dividend Index Fund may be more susceptible to any single economic, market, political or regulatory occurrence affecting that industry or group of industries.

The DJ Select Dividend Index is reconstituted annually.

Composition and Historical Performance of the iShares® DJ Select Dividend Index Fund

As of December 31, 2006, the top ten industry sectors in which the iShares® DJ Select Dividend Index Fund had invested, and its top ten security holdings by company, were as follows:

iShares® DJ Select Dividend Index Fund

	Sector Breakdown as of 12/31/2006			Top 10 Holdings as of 12/31/2006
1	Banks	35.63%	1	Altria Group Inc	4.12%
2	Electricity	15.18%	2	Bank of America Corp	3.11%
3	Pharmaceuticals	5.70%	3	Regions Financial Corp	2.80%
4	Tobacco	5.23%	4	PNC Financial Services Group, Inc	2.72%
5	Gas Distribution	4.71%	5	Pinnacle West Capital Corp	2.72%
6	Specialty Chemicals	3.77%	6	DTE Energy Co	2.71%
7	Commodity Chemicals	3.14%	7	FPL Group, Inc	2.69%
8	Multiutilities	3.00%	8	First Energy Corp	2.57%
9	Property and Casualty Insurances	2.81%	9	Merck & Co., Inc	2.48%
10	Pipelines	2.41%	10	AT&T, Inc	2.29%
				Holdings are subject to change.

Since its inception, the iShares® DJ Select Dividend Index Fund has experienced significant fluctuations in value. Any historical upward or downward trend in the value of the iShares® DJ Select Dividend Index Fund during any period shown below is not an indication that the value of the iShares® DJ Select Dividend Index Fund is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the iShares® DJ Select Dividend Index Fund do not give any indication of the future performance of the iShares® DJ Select Dividend Index Fund. Royal Bank cannot make any assurance that the future performance of the iShares® DJ Select Dividend Index Fund or its Index Constituent Securities will result in holders of the Notes receiving a positive return on their investment. The closing level of the iShares® DJ Select Dividend Index Fund as of April 4, 2007 was 72.28.

The graph under “—Historical Information” below sets forth the historical performance of the iShares® DJ Select Dividend Index Fund from November 7, 2003 through April 4, 2007. The level of the iShares® DJ Select Dividend Index Fund is influenced by, among other things, the expenses of the iShares® DJ Select Dividend Index Fund, which are not reflected in the iShares® DJ Select Dividend Index. The iShares® DJ Select Dividend Index Fund’s expense ratio as at the fiscal year ended December 31, 2006 was 0.40%. The historical performance of the iShares® DJ Select Dividend Index Fund is not an indication of the future performance of the fund.

License Agreement

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Royal Bank. The Notes, linked to the performance of the iShares® DJ Select Dividend Index Fund are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Short Basket:

iShares® MSCI EMU Index Fund

The iShares® MSCI EMU Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European Monetary Union (“EMU”) markets, as measured by the MSCI EMU Index.

The MSCI EMU Index seeks to measure the performance of the equity markets of the EMU member countries (those members of the European Union who have adopted the Euro as their currency). It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion to the MSCI EMU Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership.

MSCI reviews its indices quarterly.

Composition and Historical Performance of the iShares® MSCI EMU Index Fund

As of December 31, 2006, the top ten industry sectors in which the iShares® MSCI EMU Index Fund had invested, and its top nine security holdings by company, were as follows:

iShares® MSCI EMU Index Fund

	Sector Breakdown as of 12/31/2006			Top 9 Holdings as of 12/31/2006
1	Commercial Banks	20.46%	1	Total SA	3.66%
2	Oil Gas & Consumable fuels	7.33%	2	Banco Santander Chile SA, ADR	2.17%
3	Diversified Telecommunication Services	7.03%	3	Telefonica Sa	2.14%
4	Insurance	5.76%	4	BNP Paribas	2.12%
5	Electric Utilities	5.42%	5	ENI SpA	2.02%
6	Diversified Financial Services	4.12%	6	Allianz SE	1.98%
7	Chemicals	3.89%	7	Siemens AG	1.95%
8	Automobiles	3.17%	8	E.ON AG	1.93%
9	Multi-Utilities	2.99%	9	ING Groep NV	1.91%
10	Metals & Mining	2.96%
				Holdings are subject to change.

Since its inception, the iShares® MSCI EMU Index Fund has experienced significant fluctuations in value. Any historical upward or downward trend in the value of the iShares® MSCI EMU Index Fund during any period shown below is not an indication that the value of the iShares® MSCI EMU Index Fund is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the iShares® MSCI EMU Index Fund do not give any indication of the future performance of the iShares® MSCI EMU Index Fund. Royal Bank cannot make any assurance that the future performance of the iShares® MSCI EMU Index Fund or its Index Constituent Securities will result in holders of the Notes receiving a positive return on their investment. The closing level of the iShares® MSCI EMU Index Fund as of April 4, 2007 was 110.54.

The graph under “—Historical Information” below sets forth the historical performance of the iShares® MSCI EMU Index Fund from July 31, 2000 through April 4, 2007. The level of the iShares® MSCI EMU Index Fund is influenced by, among other things, the expenses of the iShares® MSCI EMU Index Fund, which are not reflected in the MSCI EMU Index. The iShares® MSCI EMU Index Fund’s expense ratio as at the fiscal year ended December 31, 2006 was 0.54%. The historical performance of the iShares® MSCI EMU Index Fund is not an indication of the future performance of the fund.

License Agreement

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Royal Bank. The Notes, linked to the performance of the iShares® MSCI EMU Index Fund are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

iShares® Russell 2000 Value Index Fund

The iShares® Russell 2000 Value Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization value sector of the U.S. equity market, as represented by the Russell 2000 Value Index. The Russell 2000 Value Index represents approximately 50% of the total market capitalization of the Russell 2000 Index.

The Russell 2000 Value Index measures the small-capitalization value sector of the U.S. equity market. It is a subset of the Russell 2000 Index. The Russell 2000 Value Index is capitalization-weighted and consists of those companies, or portion of a company, with lower price-to-book ratios and lower forecasted growth within the Russell 2000 Index. Component companies are adjusted for available float and must meet objective criteria for inclusion to the Russell 2000 Value Index.

The Russell 2000 Value Index is reconstituted annually.

Composition and Historical Performance of the iShares® Russell 2000 Value Index Fund

As of December 31, 2006, the top ten industry sectors in which the iShares® Russell 2000 Value Index Fund had invested, and its top ten security holdings by company, were as follows:

iShares® Russell 2000 Value Index Fund

	Sector Breakdown as of 12/31/2006			Top 10 Holdings as of 12/31/2006
1	Financial Services	35.33%	1	Realty Income Corp. REIT	0.39%
2	Consumer Discretionary	17.46%	2	Big Lots, Inc	0.37%
3	Materials & Processing	9.67%	3	Nationwide Health Properties Inc. REIT	0.36%

4	Technology	9.48%	4	Alexandria Real Estate Equities, Inc. REIT	0.34%
5	Utilities	7.03%	5	Westar Energy, Inc	0.32%
6	Producer Durables .	6.27%	6	Highwoods Properties, Inc. REIT	0.31%
7	Health Care	4.23%	7	Jack in the Box, Inc	0.31%
8	Other Energy	3.53%	8	KKR Financial Corp. REIT	0.30%
9	Auto & Transportation	3.38%	9	PNM Resources, Inc	0.30%
10	Consumer Staples	2.96%	10	Sybase, Inc	0.30%
				Holdings are subject to change.

Since its inception, the iShares® Russell 2000 Value Index Fund has experienced significant fluctuations in value. Any historical upward or downward trend in the value of the iShares® Russell 2000 Value Index Fund during any period shown below is not an indication that the value of the iShares® Russell 2000 Value Index Fund is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the iShares® Russell 2000 Value Index Fund do not give any indication of the future performance of the iShares® Russell 2000 Value Index Fund. Royal Bank cannot make any assurance that the future performance of the iShares® Russell 2000 Value Index Fund or its Index Constituent Securities will result in holders of the Notes receiving a positive return on their investment. The closing level of the iShares® Russell 2000 Value Index Fund as of April 4, 2007 was 81.85.

The graph under “—Historical Information” below sets forth the historical performance of the iShares® Russell 2000 Value Index Fund from July 28, 2000 through April 4, 2007. The level of the iShares® Russell 2000 Value Index Fund is influenced by, among other things, the expenses of the iShares® Russell 2000 Value Index Fund, which are not reflected in the Russell 2000 Value Index. The iShares® Russell 2000 Value Index Fund’s expense ratio for as at the fiscal year ended December 31, 2006 was 0.25%. The historical performance of the iShares® Russell 2000 Value Index Fund is not an indication of the future performance of the ETF.

Historical Information

The following graphs set forth the historical performance of each Underlying ETF based on the daily ETF closing level from the dates shown on the graphs. The closing levels for each Underlying ETF on April 4, 2007 were 56.53 for IWF, 72.28 for DVY, 110.54 for EZU and 81.85 for IWN.

We obtained the ETF closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of each Underlying ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing level of each Underlying ETF on any of the review dates. We cannot give you assurance that the performance of each Underlying ETF will result in the return of any of your initial investment.

Period-Start Date	Period-End Date	High Intra- Quarter level of IWF	Low Intra- Quarter Level of IWF	Period-End Level of IWF

1/1/2004	3/31/2004	49.11	45.33	47.1
4/1/2004	6/30/2004	48.42	45.5	47.85
7/1/2004	9/30/2004	47.89	43.06	45.2
10/1/2004	12/31/2004	49.35	44.17	49.15

1/1/2005	3/31/2005	49.45	46.42	46.87
4/1/2005	6/30/2005	49.2	45.32	48
7/1/2005	9/30/2005	50.9	47.75	49.83
10/1/2005	12/30/2005	52.98	47.63	51.01

1/1/2006	3/31/2006	53.2	50.82	52.74
4/1/2006	6/30/2006	53.24	48.7	50.58
7/1/2006	9/29/2006	52.43	47.65	52.12
10/1/2006	12/29/2006	56.06	51.68	55.03

1/1/2007	3/31/2007	57.9	53.8	55.65
4/1/2007	4/4/2007	56.58	55.47	56.53

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra- Quarter level of DVY	Low Intra- Quarter Level of DVY	Period-End Level of DVY

1/1/2004	3/31/2004	57.45	53.49	55.29
4/1/2004	6/30/2004	56.35	51.78	55.65
7/1/2004	9/30/2004	58	53.9	57.4
10/1/2004	12/31/2004	61.95	56.41	61.4

1/1/2005	3/31/2005	62.5	58.63	59.95
4/1/2005	6/30/2005	63.13	57.8	61.73
7/1/2005	9/30/2005	64.6	61.4	62.28
10/1/2005	12/30/2005	63.2	58.46	61.26

1/1/2006	3/31/2006	64.18	61.12	62.7
4/1/2006	6/30/2006	64.78	61.43	63.06
7/1/2006	9/29/2006	67.07	61.97	66.43
10/1/2006	12/29/2006	71.49	66.25	70.7301

1/1/2007	3/31/2007	73.33	68.72	71.45
4/1/2007	4/4/2007	72.53	71.19	72.28

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra- Quarter level of EZU	Low Intra- Quarter Level of EZU	Period-End Level of EZU

1/1/2004	3/31/2004	65.68	57.86	60.86
4/1/2004	6/30/2004	62.81	56.79	62.7
7/1/2004	9/30/2004	63	57.45	62.29
10/1/2004	12/31/2004	73	62.21	72.6

1/1/2005	3/31/2005	75.59	69.05	72.3
4/1/2005	6/30/2005	73.6	68.84	71.14
7/1/2005	9/30/2005	80.79	69.71	76.92
10/1/2005	12/30/2005	80.87	72.42	77.65

1/1/2006	3/31/2006	89	79.01	87.15
4/1/2006	6/30/2006	94.238	79.78	88.06
7/1/2006	9/29/2006	94.4	82.03	94.19
10/1/2006	12/29/2006	104.87	93.5001	103.35

1/1/2007	3/31/2007	109.64	98.83	108.29
4/1/2007	4/4/2007	110.54	108.21	110.54

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period-Start Date	Period-End Date	High Intra- Quarter level of IWN	Low Intra- Quarter Level of IWN	Period-End Level of IWN

1/1/2004	3/31/2004	58.1	53.6533	57.05
4/1/2004	6/30/2004	58.53	51.0867	57.4333
7/1/2004	9/30/2004	58.4833	52.19	57.23
10/1/2004	12/31/2004	64.83	56.0833	64.32

1/1/2005	3/31/2005	64.8367	59.9333	61.4167
4/1/2005	6/30/2005	65.41	57.2	64.3
7/1/2005	9/30/2005	68.87	63.99	65.93
10/1/2005	12/30/2005	68.56	61.06	65.93

1/1/2006	3/31/2006	75.05	65.28	74.74
4/1/2006	6/30/2006	77.22	67.38	72.37
7/1/2006	9/29/2006	75.53	68.2	73.75
10/1/2006	12/29/2006	81.3	72.62	80.04

1/1/2007	3/31/2007	83.83	76.56	80.98
4/1/2007	4/4/2007	82.30	80.67	81.85

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series C,” that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the “indenture”). The Notes are “indexed notes,” as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest Rate (Coupon)

We will not pay you interest on the Notes.

Minimum Investment

$1,000, and $1,000 increments in excess thereof, although Royal Bank reserves the right to increase this amount for certain investors.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity or Upon Early Redemption

On the Maturity Date or upon Early Redemption, you will receive an amount equal to:

Principal Amount × (1 + Basket Change)

For purposes of determining the Payment at Maturity, the Basket Change will be calculated on the Valuation Date. For purposes of determining the Payment Upon Early Redemption, the Basket Change will be calculated on the Early Valuation Date (see below).

The Maturity Date and the Early Redemption Date for the Notes are subject to adjustment if each such day is not a business day or if the Valuation Date or the Early Valuation Date, respectively, is postponed as described below.

You will lose some or a substantial amount of your investment at the Maturity Date if the Basket Change on such date is less than zero. Furthermore, you will lose a substantial amount of your investment if there is an Early Redemption.

Basket Change

On any trading day during the term of the Notes (an “Inquiry Date”), the Basket Change will be equal to the Long Basket Change minus the Short Basket Change.

Long Basket Change

On any date, the Long Basket Change is equal to the weighted returns of the Underlying ETFs in that basket. The Long Basket Change is calculated using the following formula:

Where IWFI and DVYI are the closing levels of the IWF and DVY, respectively, on the Pricing Date; and IWFF and DVYF are the closing levels of the IWF and DVY, respectively, on the Inquiry Date.

Short Basket Change

On any date, the Short Basket Change is equal to the weighted returns of the Underlying ETFs in that basket. The Short Basket Change is calculated using the following formula:

Where EZUI and IWNI are the closing levels of the EZU and IWN, respectively, on the Pricing Date; and EZUF and IWNF are the closing levels of the EZU and IWN, respectively, on the Inquiry Date.

Early Redemption

If, on any date during the term of the Notes (other than the Valuation Date), the Basket Change is less than or equal to –50% (negative 50%) (a “Redemption Trigger Date”), then the Notes will be automatically redeemed by RBC on the fourth (4th) business day following that day (the “Early Redemption Date”). For purposes of determining the Payment Upon Early Redemption, the Basket Change will be calculated on the first (1st) trading date following the Redemption Trigger Date (the “Early Valuation Date”).

Maturity Date

The Maturity Date will be the date set forth on the cover page of this pricing supplement, unless that date is not a business day, in which case the Maturity Date will be the next following business day. If the third (3rd) business day before the stated Maturity Date is not the Valuation Date described below, however, then the Maturity Date will be the third (3rd) business day following the Valuation Date. The calculation agent may postpone the Valuation Date—and therefore the Maturity Date—if a market disruption event occurs or is continuing on a day that would otherwise be the Valuation Date. We describe market disruption events under “—Consequences of Market Disruption Events” below.

Early Redemption Date

The Early Redemption Date will be the fourth (4th) business day following the Redemption Trigger Date, unless that date is not a business day, in which case the Early Redemption Date will be the next following business day. If the third (3rd) business day before the Early Redemption Date is not the Early Valuation Date described below, however, then the Early Redemption Date will be the third (3rd) business day following the Early Valuation Date. The calculation agent may postpone the Early Valuation Date—and therefore the Early Redemption Date—if a market disruption event occurs or is continuing on a day that would otherwise be the Early Valuation Date. We describe market disruption events under “—Consequences of Market Disruption Events” below.

Valuation Date

The Valuation Date will be the date specified as such on the cover page of this pricing supplement, subject to adjustment as described below. If a Valuation Date is not a trading day or if there is a market disruption event on such day, the Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the Valuation Date will not be a date later than the fifth (5th) scheduled trading day after the stated Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Basket Change for the Valuation Date on such date in accordance with the formula for and method of calculating the Basket Change last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such fifth (5th) scheduled trading day of each security most recently constituting the affected Underlying ETF or ETFs.

Early Valuation Date

The Early Valuation Date will be the first (1st) trading day following the Redemption Trigger Date, subject to adjustment as described below. If an Early Valuation Date is not a trading day or if there is a market disruption event on such day, the Early Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the Early Valuation Date will not be a date later than the fifth (5th) scheduled trading day after the first (1st) trading day following the Redemption Trigger Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Basket Change for the Early Valuation Date on such date in accordance with the formula for and method of calculating the Basket Change last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such fifth (5th) scheduled trading day of each security most recently constituting the affected Underlying ETF or ETFs.

Consequences of Market Disruption Events

The calculation agent will determine the Basket Change on the Valuation Date or on the Early Valuation Date, as the case may be. The determination of such Basket Change may be postponed if the calculation agent determines that, on the Valuation Date or the Early Valuation Date, as the case may be, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the affected Underlying ETF on the first (1st) business day after the Valuation Date or Early Valuation Date, as the case may be, on which no market disruption event occurs or is continuing, but will use the closing level of any unaffected Underlying ETF as of the initial Valuation Date or the Early Valuation Date, as the case may be. In no event, however, will the determination of the Basket Change for the Valuation Date or the Early Valuation Date be postponed by more than five (5) business days.

If the determination of the appropriate Basket Change is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which such closing level of the affected Underlying ETF will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the affected Underlying ETF that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with respect to the related Underlying ETF:

•

a suspension, absence or material limitation of trading in a material number of Index Constituent Securities for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying ETF or a material number of Index Constituent Securities in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	the Underlying ETF is not published, as determined by the calculation agent in its sole discretion; or
•

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•	a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying ETF or any Index Constituent Security.

Discontinuation of or Adjustments to an Underlying ETF; Alteration of Method of Calculation

If an Underlying ETF is terminated and Royal Bank or any other person or entity forms a substitute ETF that the calculation agent determines is comparable to the particular Underlying ETF and approves as a successor ETF, then the calculation agent will determine the Basket Change and the Payment at Maturity or Upon Early Redemption, as the case may be, by reference to such successor ETF.

If the calculation agent determines that an Underlying ETF has been terminated and that there is no successor ETF on the date when the closing level of the particular Underlying ETF is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Underlying ETF.

If the calculation agent determines that the Index Constituent Securities or the method of calculating the level of a particular Underlying ETF has been changed at any time in any respect that causes the particular Underlying ETF not to fairly represent the value of the particular Underlying ETF had such changes not been made or that otherwise affects the calculation of the Basket Change or the Payment at Maturity or Upon Early Redemption, as the case may be, then the calculation agent may make adjustments in this method of calculating the level of the particular Underlying ETF that it believes are appropriate to ensure that the Basket Change used to determine the Payment at Maturity or Upon Early Redemption, as the case may be, is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Basket Change and the Payment at Maturity or Upon Early Redemption, as the case may be, or otherwise relating to the levels of the Underlying ETF may be made by the calculation agent in its sole discretion.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes are entitled to take any action under the indenture, we will treat the stated principal amount of each note outstanding as the principal amount of that note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver of the Debt Securities” and “—Events of Default”.

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third (3rd) business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five (5) business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third (3rd) business day after the first (1st) business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) business days after that first (1st) business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two (2) business day objection period have not ended before the Valuation Date or Early Valuation Date, as the case may be, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one (1) year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Basket Change, market disruption events, the default amount and the amount payable on your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that The Bank of New York is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York may resign as calculation agent at any time upon sixty (60) days’ written notice to Royal Bank.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Underlying ETFs, the Index Constituent Securities and/or listed and/or over-the-counter derivative instruments linked to the Underlying ETFs or the Index Constituent Securities prior to or on the Pricing Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of securities of the issuers of Index Constituent Securities;
•

acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Underlying ETFs or the value of the Index Constituent Securities;

•	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of other similar market indices or securities; or
•	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Valuation Date. That step may involve sales or purchases of the Index Constituent Securities or over-the-counter derivative instruments linked to one or more of the Underlying ETFs.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Additional Risk Factors Specific to Your Notes—Trading and Other Transactions by Royal Bank or its Affiliates in the Index Constituent Securities, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Index Constituent Securities or the Underlying ETFs May Impair the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated February 28, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the “Act”) to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm’s length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the United States federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The discussion below supplements the discussion of U.S. federal income taxation in the accompanying prospectus and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

The treatment of your Note for U.S. federal income tax purposes is uncertain. It is reasonable to treat your Note as a pre-paid cash-settled derivative contract linked to the performance of the Underlying Basket and the terms of your Note require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Note for all tax purposes in accordance with such characterization. Except as discussed below under “Alternative Treatments”, the following discussion assumes that your Note will be so treated. Subject to the discussion below regarding the possible applicable of the constructive ownership rules of Section 1260, you should recognize capital gain or loss upon the sale or maturity of your Note (which should be long-term capital gain or loss if you hold your Note for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in your Note. Capital gain of a non-corporate United States holder that is recognized before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period with respect to a Note of more than one year. In general, your tax basis in your Note will be equal to the price you paid for it. The deductibility of capital losses is subject to limitations.

Possible Application of Constructive Ownership Rules

Although not entirely clear, it is possible that the portion of your Note that relates to the Underlying ETFs in the Long Basket could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Note was subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Note and that is attributable to the portion of your Note that relates to the underlying ETFs in the Long Basket would be recharacterized as ordinary income (and subject to an interest charge) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased actual interests in Underlying ETFs in the Long Basket on the date that you purchased your Note and sold such interests in the Underlying ETFs in the Long Basket on the date of the sale or maturity of the Note (the “Excess Gain Amount”). Because the Note will only reflect the appreciation in the value of the Underlying Basket and will not participate economically in any short-term capital gains or ordinary income that would be recognized by holders of interests in the Underlying ETFs in the Long Basket, it is likely that the Excess Gain amount will be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax adviser with respect to the possible application of the constructive ownership rules to your investment in the Note.

Alternative Treatments

Alternatively, it is possible that your Note could be treated as a single debt instrument subject to the special tax rules governing contingent debt instruments. If your Note is so treated, you would be required to accrue interest income over the term of your Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Note (the “comparable yield”). You would recognize gain or loss upon the sale or maturity of your Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Note. In general, your adjusted basis in your Note would be equal to the amount you paid for your Note, increased by the amount of interest you previously accrued with respect to your Note. Any gain you recognize upon the sale, redemption or maturity of your Note would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Note, and thereafter would be capital loss.

If your Note is treated as a contingent debt instrument and you purchase your Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent debt instruments. Accordingly, if you purchase your Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Note, it is possible that the Internal Revenue Service could seek to characterize your Note in a manner that results in tax consequences to you that are different from those described above. It is also possible that the Internal Revenue Service could assert that a portion of the principal amount of your Note should be treated as a debt instrument in which case you may be required to accrue interest with respect to such portion over the term of your Note. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your Note for U.S. federal income tax purposes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified herein. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about April 10, 2007, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the Underwriter. This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

US$2,710,000

Royal Bank of Canada

Senior Global Medium-Term Notes, Series C

Long-Short Notes due April 16, 2008

Linked to the Performance of a “Long-Short” Basket of ETFs

April 4, 2007